AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WAVE WIRELESS CORPORATION

(A Delaware Corporation)

(Pursuant to Section 303 of the

General Corporation Law of the State of Delaware)

WAVE WIRELESS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to Section 303 of the DGCL and Sections 2.41 and 6.06 of the Amended Joint Chapter 11 Plan of Reorganization of Wave Wireless Corporation, hereby certifies as follows:

FIRST: The name of this corporation is WAVE WIRELESS CORPORATION. This corporation was originally incorporated under the name P-Com, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 23, 1991.

SECOND: This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation, as previously amended and restated, to read in its entirety as follows:

ARTICLE I

The name of the Corporation is WAVE WIRELESS CORPORATION (the "Corporation").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is the Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000 shares shall be common stock of the par value of $.0001 per share ("Common Stock").

    Preferred Stock. The board of directors of the Corporation (the "Board of Directors") is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

    Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Article V

The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by the DGCL and any future amendments thereto.

Article VI

The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the directors derived an improper personal benefit. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to the DGCL.

Article VII

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the number of members of which shall be set forth in, or determined in accordance with, the bylaws of the Corporation, as may be amended from time to time (the "Bylaws"). The directors need not be elected by ballot unless required by the bylaws of the Corporation.

Article viii

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation to adopt Bylaws and to amend or repeal Bylaws adopted by the Board of Directors.

Article iX

The books of the Corporation shall be kept in the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Article X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by the DGCL. All rights herein conferred are granted subject to this reservation.

THIRD: That said amendment and restatement was duly adopted in accordance with the provisions of Section 303 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President of the Corporation as of this ____ day of , 2007, which shall be the effective date of this Certificate.

WAVE WIRELESS CORPORATION

By: /s/ Daniel W. Rumsey______

Daniel W. Rumsey

President